Exhibit 10.6
Amendment and Restatement Version
19 December 2008

AMENDMENT AND RESTATEMENT AGREEEMENT IN RESPECT
OF AN INVESTMENT AND SHAREHOLDERS AGREEMENT
REGARDING
INVESTMENTS IN ELSTER GROUP S.À R.L (FORMERLY GOLD
SILVER S.À R.L) DATED 8 SEPTEMBER 2005 AS AMENDED
AND RESTATED FROM TIME TO TIME

Amendment and Restatement Version
19 December 2008

1. DEFINITIONS	2
2. AMENDMENTS TO THE SHAREHOLDERS AGREEMENT	2
3. RATIFICATION OF THE SHAREHOLDERS AGREEMENT	2
4. GOVERNING LAW AND JURISDICTION	2

AMENDMENT AND RESTATEMENT AGREEEMENT IN RESPECT OF AN INVESTMENT AND SHAREHOLDERS AGREEMENT REGARDING INVESTMENTS IN ELSTER GROUP S.À R.L (FORMERLY GOLD SILVER S.À R.L) DATED 8 SEPTEMBER 2005 AS AMENDED AND RESTATED FROM TIME TO TIME
This Amendment and Restatement Agreement in respect of an Investment and Shareholders Agreement regarding investments in Elster Group S.à r.l. (formerly Gold Silver S.à.r.l.) dated 8 September 2005 as amended as amended and restated from time to time is made on 19 December 2008
BETWEEN:
1.	Elster Holdings S.A., a société anonyme (a public limited liability company) incorporated under the laws of the Grand Duchy of Luxembourg, having its registered office 20, Avenue Monterey, L-2163 Luxembourg, registered under B 108466 with the Luxembourg register of commerce and companies, and duly represented for the purposes of this Agreement by Emanuela Brero (“Elster Holdings”);

2.	Nachtwache Reserve GmbH, with its seat in Wiesbaden, registered in the commercial register of the local court of Wiesbaden under HRB 21891, and duly represented for the purposes of this Agreement by Marc Strobel (“Reserve GmbH”);

3.	Rembrandt Nachtwache Verwaltungs GmbH, with its seat in Wiesbaden, registered in the commercial register of the local court of Wiesbaden under HRB 21938, and duly represented for the purposes of this Agreement by Marc Strobel (“GP GmbH”);

4.	Nachtwache Management Vermögensverwaltungs GmbH & Co. KG (to be renamed Nachtwache Metering Management Vermögensverwaltungs GmbH & Co. KG), with its seat in Wiesbaden, registered in the commercial register of the local court of Wiesbaden under HRA 8299, and duly represented for the purposes of this Agreement by its general partner Rembrandt Nachtwache Verwaltungs GmbH in turn duly represented by Marc Strobel (“Management KG”); and

5.	Elster Group S.à r.l. (formerly Gold Silver S.à r.l. and Nightwatch Investments S.à r.l.), a société à responsabilité limitée (a private limited liability company) incorporated under the laws of the Grand Duchy of Luxembourg, having its registered office at 26 — 28, Rue Edward Steichen, L-2540 Luxemburg (formerly 2-4, Rue Beck, L-1222 Luxembourg), registered under B 103553 with the Luxembourg register of commerce and companies, and duly represented for the purposes of this Agreement by Emanuela Brero (“Elster Group”)
(Elster Holdings, Reserve GmbH, GP GmbH, Management KG and
Elster Group, together the “Parties”).

WHEREAS
(A)	This Agreement is supplemental to the Investment and Shareholders’ Agreement regarding Investments in Gold Silver S.à.r.l. originally dated 8 September 2005 as amended and restated prior to, and as in force at, the date hereof (the “Shareholders Agreement”) between Elster Holdings S.A., Nachtwache Reserve GmbH, Rembrandt Nachtwache Verwaltungs GmbH, Nachtwache Metering Management Vermögensverwaltungs GmbH & Co. KG and Elster Group S.à r.l.;

(B)	The parties wish to amend and restate the Shareholders Agreement on the terms and subject to the conditions set out in this Amendment and Restatement Agreement.
NOW IT IS AGREED AS FOLLOWS:
1.	DEFINITIONS

Unless otherwise defined herein, words and expressions defined in Shareholders Agreement shall have the same meanings in this Amendment and Restatement Agreement.

2.	AMENDMENTS TO THE SHAREHOLDERS’ AGREEMENT

With effect from 19 December 2008 (00:00), the Shareholders Agreement shall be amended and restated as set out in Appendix 1 (Amended and Restated Shareholders and Investment Agreement regarding Investments in Elster Group S.à r.l.) and all references in the Shareholders Agreement to “this Agreement” shall include this Amendment and Restatement Agreement.

3.	RATIFICATION OF THE SHAREHOLDERS’ AGREEMENT

The Shareholders Agreement as amended and restated by this Amendment and Restatement Agreement is ratified and confirmed.

4.	GOVERNING LAW AND JURISDICTION

4.1	This Agreement shall be governed by and construed in accordance with the laws of the Grand Duchy of Luxembourg.

4.2	The Courts of Luxembourg shall have exclusive jurisdiction to hear and decide any suit, action or proceedings, and to settle any disputes which may arise in connection with this Agreement (respectively “Proceedings” and “Disputes”) and, for these purposes, the Parties irrevocably submit to the jurisdiction of the Courts of Luxembourg.

4.3	The Parties irrevocably waive any objection which they might at any time have to the Courts of Luxembourg being nominated as the forum to hear and decide any Proceedings and to settle any Disputes and agree not to claim that the Courts of Luxembourg are not a convenient or appropriate forum.
* * *
IN WITNESS WHEREOF this Agreement has been executed by the Parties on 19 December 2008

Signed by	)	Emanuela Brero
a duly authorised	)
representative of	)
Elster Holdings S.A.	)

/s/ Emanuela Brero	Signature

Signed by	)	Marc Strobel
a duly authorised	)
representative of	)
Nachtwache Reserve GmbH	)

/s/ Marc Strobel	Signature

Signed by	)	Marc Strobel
a duly authorised	)
representative of	)
Rembrandt Nachtwache	)
Verwaltungs GmbH	)

/s/ Marc Strobel	Signature

Signed by	)	Marc Strobel
a duly authorised	)
representative of	)
Rembrandt Nachtwache	)
Management	)
Vermögensverwaltungs	)
GmbH & Co. KG	)
duly represented by its	)
general partner))

/s/ Marc Strobel	Signature

Signed by	)	Emanuela Brero
a duly authorised	)
representative of	)
Elster Group S.à r.l	)

/s/ Emanuela Brero	Signature

APPENDIX 1
AMENDED AND RESTATED INVESTMENT AND SHAREHOLDERS
AGREEMENT REGARDING INVESTMENTS IN ELSTER GROUP S.À R.L.

Amended and Restated Execution Version
19 December 2008

INVESTMENT AND SHAREHOLDERS AGREEMENT
REGARDING
INVESTMENTS IN ELSTER GROUP S.À R.L.
(FORMERLY GOLD SILVER S.À R.L.)

As amended and restated with effect from 19 December 2008

Amended and Restated Execution Version
19 December 2008

1. DEFINITIONS	4
2. COMPLETION, FUNDING	13
3. COMPLETION ETC.	14
4. POST CLOSING RESTRUCTURING AND OTHER MEASURES	15
5. INVESTING MANAGERS	16
6. SHAREHOLDERS MEETING	17
7. BOARD OF MANAGERS ETC	18
8. AUDIT COMMITTEE AND COMPENSATION COMMITTEE	22
9. ERISA RIGHTS	25
10. FINANCIAL AND OTHER INFORMATION; ACCOUNTING	26
11. TRANSFERS OF SHARES ETC., NEW ISSUES	27
12. ELSTER HOLDINGS PERMITTED TRANSFERS	30
13. PURCHASE OFFER AND BRING ALONG	31
14. LEAVER PROVISIONS	31
15. COMPENSATION	33
16. CALL OPTIONS FOR RESERVE GMBH	35
17. EXIT; LIQUIDATION EVENT	37
18. EXPENSES	40
19. PRESS ANNOUNCEMENTS AND CONFIDENTIALITY	41
20. NOTICES	41
21. MISCELLANEOUS PROVISIONS	43
22. GOVERNING LAW AND JURISDICTION	45

LIST OF ANNEXES AND SCHEDULES

Annex/Schedule	Contents
Annex A	Form of Articles of Association of Elster Group

Annex B1	Form of PECs A

Annex B2	Form PECs B

Annex C	Structure Chart

Annex D	Form of Deed of Adherence

Annex E	Form of Voting Undertaking

Annex F	Form of Deed of Acknowledgement and Undertaking

Annex H	Initial Managers

Schedule 2.1.1	Investments in Elster Group

Schedule 2.1.3	Investments by Elster Group

Schedule 2.2A	Elster Group and Management KG Capitalisation Post-Closing

Schedule 2.2B	Elster Group and Management KG Capitalisation Post-MEP Implementation

Schedule 4.3	PECs Restructuring

Schedule 7.7	Matters requiring consent

Schedule 10	Financial and Other Information; Accounting

INVESTMENT AND SHAREHOLDERS AGREEMENT
BETWEEN:
1.	Elster Holdings S.A., a société anonyme (a public limited liability company) (formerly “Nightwatch Holdings S.A.”) incorporated under the laws of the Grand Duchy of Luxembourg, having its registered office at 2-4 Rue Beck, L-1222 Luxembourg, registered under B 108466 with the Luxembourg register of commerce and companies (“Elster Holdings”);

2.	Nachtwache Reserve GmbH, with its seat in Wiesbaden, registered in the commercial register of the local court of Wiesbaden under HRB 21891 (“Reserve GmbH”);

3.	Rembrandt Nachtwache Verwaltungs GmbH, with its seat in Wiesbaden, registered in the commercial register of the local court of Wiesbaden under HRB 21938 (“GP GmbH”);

4.	Nachtwache Metering Management Vermögensverwaltungs GmbH & Co. KG, with its seat in Wiesbaden, registered in the commercial register of the local court of Wiesbaden HRA 8299 and duly represented for the purposes of this Agreement by its general partner Rembrandt Nachtwache Verwaltungs GmbH (“Management KG”); and

5.	Elster Group S.à r.l. (formerly “Gold Silver S.à r.l.” and “Nightwatch Investments S.à.r.l), a société à responsabilité limitée (a private limited liability company) incorporated under the laws of the Grand Duchy of Luxembourg, having its registered office at 2-4, Rue Beck, L-1222 Luxembourg, registered under B 103553 with the Luxembourg register of commerce and companies (“Elster Group”)
(Elster Holdings, Reserve GmbH, GP GmbH, Management KG and
Elster Group, together the “Parties”).

WHEREAS
(A)	The entire share capital of Elster Holdings is currently owned by or on behalf of the CVC Funds and, pursuant to the investment and shareholders agreement regarding investments in Elster Holdings entered in to on 8 September 2005 (the “Elster Holdings Investment Agreement”), will in future be held by or on behalf of those CVC Funds on the terms of that Agreement;

(B)	Elster Holdings and Management KG own the entire issued share capital of Elster Group;

(C)	Management KG has a limited partnership capital of EUR 132,075 (in words: Euros one hundred thirty two thousand and seventy five). Reserve GmbH has subscribed for and funded limited partnership interests in the nominal amount of EUR 132,075 (in words: Euros one hundred thirty two thousand and seventy five), with a total liability contribution of EUR 9,800 in Management KG. Two Limited Partnership Interests with a nominal value of EUR 100 each are held for the time being by Marc Strobel and Gregor Hilverkus respectively as managing limited partners of Management KG. GP GmbH is the general partner of Management KG;

(D)	Currently, Management KG holds a total of 5,283 Elster Group Shares with a total nominal value of EUR 132,075. Management KG has subscribed to 5,067,925 PECs B with the total nominal value of EUR 5,067,925.

(E)	Elster Holdings and its subsidiaries including the Parties have been incorporated and structured solely for the purpose of the transactions contemplated in this Agreement;

(F)	Nachtwache Acquisition GmbH has entered into and implemented the Purchase Agreement (as defined below) for the acquisition of 100% of the share capital of Ruhrgas Industries GmbH (“RI GmbH”) with E.ON Ruhrgas AG (the “Seller”);

(G)	It is intended that certain members of the management of the Acquired Group be given the opportunity to acquire an equity interest in Elster Group through investing as limited partners in Management KG after Completion (as defined below);

(H)	It is furthermore intended that certain members of the management of Nachtwache Furnaces GmbH and its subsidiaries be given the opportunity to acquire an equity interest in Nachtwache Furnaces GmbH of up to 8 percent through investing as limited partners in a separate limited partnership under German law, Nachtwache Ipsen Management GmbH & Co. KG as shown in Annex C.

(I)	The Parties wish to set out in this Agreement the terms on which they will hold their direct and indirect investments in Elster Group and Elster Group wishes to express its agreement to the contents hereof and its acceptance of the rights and obligations hereunder, which it agrees are for its benefit.
NOW IT IS AGREED AS FOLLOWS:
1.	DEFINITIONS

1.1	Certain terms are defined elsewhere in this Agreement. They will have those meanings throughout this Agreement, unless the context requires otherwise.

1.2	Otherwise, in this Agreement the following words and expressions shall have the following meanings:

1915 Law	means the law dated 10 August 1915 on commercial companies as amended from time to time.

Acquired Group	means Elster Holdings, Elster Group and each of their subsidiaries from time to time;

Acquirer	has the meaning given to it in Clause 13.2;

Add-on Investment	has the meaning given to it in Clause 11.6;

Affiliate or Affiliated	when used (i) with reference to a specified person (excluding, however, any individual), shall mean any person that directly or indirectly through one or more intermediaries owns or controls, is owned or controlled by or is under common control or ownership with the specified person. For such purposes, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of a majority of voting securities, by contract or otherwise; and in addition when used (ii) with reference to the CVC Funds shall mean where such CVC Fund(s) is a body corporate, any Affiliated Party within the meaning of (i) or controlled by or under common control with another nominee, trustee, general partner, custodian, adviser or manager of such CVC Fund(s);

Agreed Form	means, in relation to any document, such document in the form agreed between the Parties as being final, initialled upon the signature of this Agreement by or on behalf of the Parties for the purposes of identification only, subject to such amendments as may be agreed from time to time in writing between the Parties;

Agreement	means this investment and shareholders’ agreement including all Annexes and Schedules to it;

Articles of Association	means the articles of association of Elster Group in the form set out in Annex A and, once adopted, those articles of association as amended from time to time;

Audit Committee	has the meaning given to it in Clause 8.1;

Bad Leaver	has the meaning given to it in Clause 14.1.3;

Bad Leaver Call Option	has the meaning given to it in Clause 14.2;

Balancing Options	has the meaning given to it in Clause 17.10;

Board Members	has the meaning given to it in Clause 7.1;

Board of Managers	means the board of managers of Elster Group from time to time;

Business Day	means any day that is not a Saturday, Sunday or an official (federal) public holiday in Luxembourg, Germany or the United Kingdom and on which banks in Luxembourg, Germany and the United Kingdom are open for the transaction of commercial business;

CEO	has the meaning given to it in Clause 5.2;

CFO	has the meaning given to it in Clause 7.6;

Chairman	has the meaning given to it in Clause 7.6;

Co-Investment Committee	means the advisory board (Beirat) of Reserve GmbH;

Co-Investment Scheme	has the meaning given to it in Clause 12.1.2;

Company	means Elster Group S.à r.l.;

Compensation Committee	has the meaning given to it in Clause 8.2;

Completion	means the fulfilment of each of the obligations set out in Clause 3;

Completion Date	means 9 September 2005 or such other date as may be the date set by Elster Holdings for the Completion as described in Clause 3;

Cost of Investment	has the meaning given to it in Clause 14.1.5;

CPECs	means the convertible preferred equity certificates, to be issued by Elster Holdings as registered form securities on the basis of the terms and conditions for convertible preferred equity certificates;

CVC Funds	means CVC European Equity Partners IV A LP (Cayman), CVC European Equity Partners IV B LP (Cayman), CVC European Equity Partners IV C LP (Cayman), CVC European Equity Partners IV D LP (Cayman) and CVC European Equity Partners IV E LP (Cayman);

Deed of Acknowledgement and Undertaking	means a Deed of Acknowledgement and Undertaking substantially in the form set out in Annex F;

Deed of Adherence	means a document completed in a form substantially similar to the one set out in Annex D under which a permitted transferee or assignee of one of the Parties or a subscriber for shares, PECs or other instruments or securities issued by Elster Group or other third party agrees to be bound to the terms of this Agreement as if it had originally been a signatory;

Default Call Option	has the meaning given to it in Clause 16.1;

Early Period	has the meaning given to it in Clause 15.1(a);

Elster Group	has the meaning given to it in the introduction to this Agreement;

Elster Group Shareholder	means a holder of Elster Group Shares from time to time;

Elster Group Shares	means the shares in the capital of Elster Group as issued from time to time;

Elster Holdings	has the meaning given to it in the introduction to this Agreement;

Elster Holdings Investment Agreement	has the meaning given to it in Recital (A);

Elster Holdings PECs	means the preferred equity certificates to be issued by Elster Holdings in substantially the same form as the PECs;

Elster Holdings Shares	means the ordinary shares in the capital of Elster Holdings as issued from time to time;

Encumbrance	means any mortgage, charge, claim, pledge, lien, restriction, assignment, hypothecation, security interest, title retention, or any other agreement or arrangement the effect of which is the creation of security, or any other interest, equity or other right of any person, or any agreement or arrangement to create any of the same, and “Unencumbered” and “Encumber” shall be construed accordingly;

ERISA Board Member	has the meaning given to it in Clause 7.3;

ERISA Fund	means CVC European Equity Partners IV A LP (Cayman);

Executive Committee	has the meaning given to it in Clause 7.1;

Existing Shareholder	has the meaning given to it in Clause 11.5;

Exit	means a Sale or a Listing;

Facilities Agreements	means the Senior Facilities Agreement and the Mezzanine Facility Agreement;

Good Leaver	has the meaning given to it in Clause 14.1.4;

Good Leaver Call Option	has the meaning given to it in Clause 14.3;

GP GmbH	has the meaning given to it in the introduction of this Agreement;

Group	means Elster Group and its subsidiaries;

Initial Managers	means those Managers listed in Annex H;

Institutional Investors	means the CVC Funds and any other investor from time to time in Elster Holdings;

Institutional Strip	means the Elster Holdings Shares, the PECs, the CPECs and any other instruments or securities to be issued by Elster Holdings to the Institutional Investors;

Intercreditor Deed	means the deed dated 11 July 2005 (as amended and/or restated on 11 July 2005, 17 August 2005 and as further amended and/or restated from time to time) and made among, inter alios, Nachtwache Acquisition GmbH as bidco, the companies named therein as original obligors, CIBC World Markets plc as mezzanine agent and documentation agent, Deutsche Bank AG London as senior agent and security agent, the financial and other institutions named therein as original senior lenders, original tranche D lenders and original mezzanine lenders and certain other parties named therein;

Investing Managers	means those persons identified as Investing Managers by the Co-Investment Committee who invest in Management KG;

Investment Ratio	has the meaning given to it in Clause 11.6;

Investment Vehicle	means any corporate body, partnership, trust, association, insurance company or other person through or by which a Manager’s limited partnership interest or other interest in Management KG is held or managed on his behalf;

Investors	means those entities listed in the tables in Schedule 2.1.1;

Leaver	has the meaning given to it in Clause 14.1.1;

Limited Partner	means any limited partner (Kommanditist) of Managing KG from time to time

Listing	means the making of an application for admission to listing on any internationally recognised securities market of the shares (or the equivalent securities following a reconstruction or amalgamation) of any of Elster Holdings or Elster Group (or its legal successor as the case may be) or a newly-formed company of which Elster Holdings or Elster Group or its legal successor are subsidiaries or which is wholly-owned by Elster Group;

Listing Price	has the meaning given to it in Clause 17.10;

Look-through PECs	has the meaning given to it in Clause 15.1;

Management KG	has the meaning given to it in the introduction to this Agreement;

Management Strip Ratio	has the meaning given to it in Clause 6.1;

Manager’s Equity Stake	has the meaning given to it in Clause 14.2;

Market Value	has the meaning given to it in Clause 15.1(b);

Mezzanine Facility Agreement	means the mezzanine facility agreement dated 12 June 2005 (as amended and restated on 11 July 2005 and 17 August 2005 and as further amended and/or restated from time to time) and made among, inter alios, Nachtwache Acquisition GmbH as bidco, a borrower and a guarantor, the companies named therein as guarantors, CIBC World Markets plc, Deutsche Bank AG London and Morgan Stanley Bank International Limited as mandated lead arrangers, CIBC World Markets plc as facility and documentation agent, Deutsche Bank AG London as security agent and the financial and other institutions named therein as lenders;

Option Completion Date	has the meaning given to it in Clause 15.3;

Parties	has the meaning given to it in the introduction to this Agreement and Party means any one of them including any other person, who becomes a Shareholder and who agrees to be bound by the provisions of the Agreement by executing a Deed of Adherence;

PEC Equity Contribution	has the meaning given to it in Clause 17.4.2;

PEC Restructuring	means the restructuring referred to in Clause 4.3;

PECs	means the PECs A and the PECs B;

PECs A	means the preferred equity certificates to be issued by Elster Group as registered form of securities on the basis of the terms and conditions for preferred equity certificates substantially similar to those set out in Annex B1 as amended from time to time;

PECs B	means the preferred equity certificates to be issued by Elster Group as registered form of securities on the basis of the terms and conditions for preferred equity certificates substantially similar to those set out in Annex B2 as amended from time to time;

Pre-Listing Equity Conversion	has the meaning given to it in Clause 17.10;

Purchase Agreement	means the agreement for the acquisition of one hundred percent (100%) of the issued share capital of RI GmbH dated 15 June 2005 (Roll of Deeds H 1637/2005 of the Notary Dr. Armin Hauschild) amongst the Seller and Nachtwache Acquisition GmbH and any ancillary documents executed or to be executed pursuant to it;

Reserve GmbH	has the meaning given to it in the introduction to this Agreement;

RI GmbH	has the meaning given to it in Recital (F);

RI Shares	means the entire issued share capital of RI GmbH being acquired pursuant to the Purchase Agreement;

Sale	means a sale of more than fifty percent (50%) of the Elster Group Shares (including a pro rata portion of the claims under the PECs) or of the business of the Acquired Group in one transaction or a series of related transactions;

Seller	has the meaning given to it in Recital (F);

Selling Investors	has the meaning given to it in Clause 13.1;

Senior Facilities Agreement	means the senior facilities agreement dated 12 June 2005 (as amended and/or restated on 11 July 2005 and 17 August 2005 and as further amended and/or restated from time to time) and made among, inter alios, Nachtwache Acquisition GmbH as bidco, borrower and guarantor, the companies named therein as borrowers and guarantors, CIBC World Markets plc, Deutsche Bank AG London and Morgan Stanley Bank International Limited as mandated lead arrangers, Deutsche Bank AG London as facility agent and as security agent, CIBC World Markets plc as documentation agent and the financial and other institutions named therein as lenders;

Share Surplus A	has the meaning given to it in Clause 6.2.6;

Shareholders	means the shareholders of Elster Group S.à r.l.;

Transfer Price	has the meaning given to it in Clause 15.1;

Trigger Call Option	has the meaning given to it in Clause 14.4;

Trigger Date	has the meaning given to it in Clause 14.1.2;

VCOC	has the meaning given to it in Clause 9.3; and

Voting Undertaking	means the undertaking to be given by each Investor, subject to English law, in respect of exercising voting rights to implement and comply with this Agreement, in the form set out in Annex E.
1.3	In this Agreement:

1.3.1	a reference to a company or other legal entity shall be construed so as to include any legal entity or entities into which such company may be merged by means of a statutory merger or into which it may be split up or demerged, by means of a statutory split-up or demerger;

1.3.2	a reference to a “person” includes a reference to an individual, body corporate, and any other legal entity and includes such person’s legal representatives, successors and permitted assigns;

1.3.3	the term “subsidiary” of a person shall mean a legal entity which that company is able to direct or control, immediately or through one or more subsidiaries through:
(a)	the exercise of more than half of the votes at a general meeting of shareholders;

(b)	the appointment of more than half of the members of the management board (or local law equivalent); or

(c)	the appointment of more than half of the members of the supervisory board, if any, and the term “parent” of a company means a legal entity of which that company is a subsidiary within that meaning;

1.3.4	reference to the singular includes a reference to the plural and vice versa;

1.3.5	reference to the masculine includes a reference to the feminine and neuter and vice versa;

1.3.6	a reference to using best endeavours includes exercising all relevant voting rights and other legal powers of control;

1.3.7	a reference to “includes” or “including” or any equivalent expression means “including but without limiting the generality of the aforegoing” and general words introduced by the word “other” (or any similar term) shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of facts, matters or things.
1.4	References to this Agreement include the Recitals, Schedules and Annexes, which form part of this Agreement. A reference to a Recital, Schedule, Annex or Clause means a recital, schedule, annex or clause to or of this Agreement.
1.5	When this Agreement refers to decisions or resolutions requiring a certain proportion or percentage of the votes at a shareholders general meeting, that requirement shall be satisfied only if the number of votes exercised in favour of the decision or resolution is at least equal to the relevant proportion or percentage of the total number of votes that could be exercised at that general meeting, as the case may be, if all Shareholders entitled to be present or represented there were present or represented.

1.6	The Parties agree as between themselves that if there is a conflict between any provision of this Agreement and any provision of the Articles of Association, they shall observe the provisions of this Agreement with the intent that its commercial effect be achieved to the effect that:
1.6.1	if the Articles of Association prescribe the observance of requirements that are less stringent than the corresponding requirements set out in this Agreement, the Parties shall also observe the latter requirements; and

1.6.2	if the Articles of Association prescribe the observance of requirements that are more stringent than the corresponding requirements set out in this Agreement, upon the requirements of this Agreement having been satisfied the Parties shall without discretion co-operate in ensuring that the requirements of the Articles of Association are also satisfied without delay.
2.	COMPLETION, FUNDING

2.1	On the Completion Date
2.1.1	Elster Holdings and Management KG subscribed in cash for Elster Group Shares (including premium) in each case as set out against their name in Schedule 2.1.1 and paid the relevant amounts which are set out against their name in the columns titled “Elster Group Subscribed Shares”;

2.1.2	Elster Holdings and Management KG subscribed in cash for PECs in each case as set out in Schedule 2.1.1 and paid the relevant amounts which are set out against their names in the columns titled “PECs A at Completion” and “PECs B at Completion”;

2.1.3	Elster Group contributed to the capital reserves of Nachtwache Acquisition GmbH an amount as set out in Schedule 2.1.3 and paid the amount set out against its name in the column “Nachtwache Acquisition GmbH Contribution”;

2.1.4	Elster Group entered into the intercompany loan agreement with Elster Holdings GmbH as set out in Schedule 2.1.3 and paid the amount as set out against its name in the column titled “ Nachtwache Acquisition GmbH Loan”;
and the relevant Parties accepted the making of this contribution and passed all resolutions and make all declarations to do so.

2.2	After the steps set out in this Clause 2 and registration of the relevant capital increases, the capitalisation of Elster Group and Management KG is as set out in Schedule 2.2A. The capitalisation of Management KG, i.e. after the reduction of the liable capital to EUR 10,000 etc. will be as set out in Schedule 2.2B.
2.3	Elster Holdings, Elster Group, Reserve GmbH, GP GmbH, Management KG and their subsidiaries at the date hereof have been incorporated and structured at the request of the Parties and only to facilitate the transactions contemplated in this Agreement and the Parties acknowledge that they shall not have any claims against the incorporators or current shareholders of such entities in connection therewith, except in the event of gross negligence or wilful misconduct.
2.4	The Parties and the Investing Managers agree to subordinate their investments to the banks and other third parties on such terms and to such extent as may be required under the terms of the Facilities Agreements and will enter into such inter-creditor, subordination or other agreements as may be required in connection therewith.
3.	COMPLETION ETC.
3.1	Completion took place on the date notified by Elster Holdings as the Completion Date at the offices of Clifford Chance in Frankfurt, Germany and Luxembourg, Luxembourg, where the following took place (or, to the extent that any of the documents referred to below were executed before Completion, shall be deemed to have taken place at Completion) in the following order:
3.1.1	Management KG delivered a duly executed Voting Undertaking;

3.1.2	the increase of the share capital of Elster Group: Elster Holdings and Management KG subscribed for new shares in Elster Group in each case for cash (including premium) and paid the relevant amounts in each case as set out against their names in Schedule 2.1.1 in the columns titled “Subscribed Elster Group Shares”;

3.1.3	the execution by Reserve GmbH and GP GmbH of the documents required to implement the matters set out in Clauses 2.1 and 2.2 to the extent they are a party thereto and the provision to Management KG and Elster Group as the case may be of the relevant funds;

3.1.4	Elster Group signed the terms and conditions for the issue of the PECs, and Elster Holdings and Management KG as applicable executed such documents in such customary form as may be approved by Elster Group to subscribe for the PECs A and PECs B as applicable and paid the relevant amount set out against their names in Schedule 2.1.1 in the column titled “PECs A” and “PECs B” in each case in cash and Elster Group shall issue the Elster Group PECs to them respectively;

3.1.5	the shareholders of Elster Group passed a written shareholders resolution, effective as of the Completion Date, to
(a)	approve the issue of Elster Group Shares and PECs to the relevant Investors;

(b)	approve all actions and the execution of all documents and agreements to be effected by Elster Group to fully effect the transactions contemplated in this Agreement;

(c)	adopt the Articles of Association, and
shall passed or procured the passing of any other resolution of Elster Group necessary or appropriate to give effect to the transactions contemplated in this Agreement.

3.1.6	the Parties shall do all such further acts and execute all such further documents as shall in the reasonable opinion of Elster Holdings be necessary or appropriate to fully effect the transactions contemplated in this Agreement to take place at the Completion Date.
All actions and transactions listed in this Clause 3.1 shall be regarded as a single transaction and subject to the fulfilment of all other actions and transactions referred to in this Clause 4.1. The anticipated structure upon completion of these actions is set out in Annex C.

3.2	The Parties undertook to timely provide any powers of attorney necessary or required for their representation before the notary in charge of recording the resolution to increase the share capital of Elster Group and for any other steps hereunder.

3.3	The Elster Group Shares subscribed and issued pursuant to Clause 2 shall carry a right to profits from the commencement of the current financial year of Elster Group.

4.	POST CLOSING RESTRUCTURING AND OTHER MEASURES

4.1	The Parties agree that without undue delay after the Completion Date the steps indicated in the Ernst & Young structure memorandum dated 7 September 2005 may be taken.

4.2	The Parties also agree to take or permit all such restructuring measures within the Acquired Group (other than Elster Holdings and Elster Group) after Completion as the Board of Managers may resolve.

4.3	The Parties agree that the PEC Restructuring as summarised in Schedule 4.3 (the “PEC Restructuring”) shall be implemented, in particular that the matters identified at steps 1.1, 1.2 and 1.3 in Schedule 4.3 be implemented prior to 31 December 2008, and that the Board of Managers be authorised to implement the matters identified at step 1.4 at such times as it may resolve are appropriate.

4.4	The Parties undertake to take, make and accept all such actions and declarations and to execute all such documents as may be reasonably necessary or appropriate to implement any measure referred to under this Clause 4.

5.	INVESTING MANAGERS

5.1	The Co-Investment Committee may in its discretion from time to time suggest that one or more persons be invited to invest indirectly in Elster Group Shares and PECs and such other instruments or securities as are issued by Elster Group and held by Management KG through Management KG as “Investing Managers” under the terms of this Agreement, provided that the (indirect) holding of Elster Group Shares and PECs offered to an Investing Manager shall be in the same ratios to each other as those held by Reserve GmbH (the “Management Strip Ratio”) and otherwise on such terms as the Co-Investment Committee may suggest.

5.2	If the Co-Investment Committee so advises after consultation with the Chief Executive Offer of the Group from time to time (the “CEO”) (or if none is appointed the CFO), an Investing Manager shall be offered the option to acquire from Reserve GmbH at a price determined by the Co-Investment Committee a limited partnership interest in Management KG of such nominal value that it represents the economic interest in Elster Group Shares and PECs (in the Management Strip Ratio) that the Co-Investment Committee resolved that such Investing Manager should be offered provided that, unless the Chairman agrees otherwise, the price at which any such interest shall be offered should not be less than its Market Value.

5.3	Any transfer pursuant to Clause 6.2 shall be conditional upon:
5.3.1	compliance by the Investing Manager with Clauses 2.4, 11.1, 11.2 and 11.3;

5.3.2	receipt by Reserve GmbH of the price determined pursuant to Clause 5.2 or as otherwise agreed by the Co-Investment Committee;

5.3.3	execution by the Investing Manager of an undertaking to be bound by the terms of the partnership agreement of Management KG as in force in form and substance satisfactory to the Co-Investment Committee; and

5.3.4	such other conditions as may be required by law or as are determined by the Co-Investment Committee (including amendments to this Agreement).
5.4	The Parties undertake to take, make and accept all such actions and declarations and to execute all such documents as may be necessary or appropriate to implement any measure referred to under this Clause 5.

6.	SHAREHOLDERS MEETING

6.1	Unless explicitly otherwise provided for in Clause 6.2 or 6.3 or required by mandatory law, all resolutions of the shareholders general meeting of Elster Group require a simple majority of the votes capable of being cast. The Parties agree to use their voting rights in a manner consistent with the commitments undertaken by each of them in this Agreement and, in particular, to vote in favour of:
6.1.1	the approval of any third party as a new shareholder of Elster Group, if such third party becomes a transferee provided that the provisions set forth in Clauses 11 to 17 inclusive have been duly observed whereby the Parties to this Agreement acknowledge that pursuant to the 1915 Law a majority vote of 75% of the share capital of Elster Group is required to approve the transfer of any shares in a Sàrl to a non-existing shareholder, and they waive, as far as legally permissible, such requirement;

6.1.2	if required, the appointment as member of the Board of Managers of persons duly nominated under Clause 7 below; and

6.1.3	if required, the removal of a member of the Board of Managers if such removal has been requested by the Elster Group Shareholder who initially nominated such member.
6.2	Without prejudice to the provisions set forth in the 1915 Law, resolutions of the shareholders general meeting of Elster Group in respect of the following matters require a ninety five percent (95%) majority of the votes attaching to all shares then issued and existing, provided that in the case of Clause 6.2.6 in addition to a ninety five percent (95%) majority the approval (vote in favour) of Management KG shall be required:
6.2.1	to the extent legally permissible the legal merger or demerger of Elster Group into one or more entities, except in connection with an Exit or if the position of Management KG is not materially disadvantaged by such merger or demerger;

6.2.2	the liquidation of Elster Group, except in connection with an Exit or a restructuring under which Management KG receives shares and other investments in a successor entity such that its position is not materially disadvantaged by such liquidation;

6.2.3	payment of dividends, unless all holders of a class of shares are treated pari passu;

6.2.4	exclusion of pre-emption rights on issue of new shares for cash;

6.2.5	any issue of shares to an Affiliate of the CVC Funds for non-cash consideration, unless the Board of Managers has obtained a fairness opinion as required by Clause 11.6;

6.2.6	the conversion of the Class A Share(s) and/or Share Surplus A (each as defined in the Articles of Association) or any other share or premium created as part of the PEC Restructuring into new Elster Group Shares or other equity instrument(s) and the issue of such shares or instrument(s) to Elster Holdings or one of its Affiliates;

6.2.7	changes to the Articles of Association regarding transfer provisions/tag-along rights; and

6.2.8	any amendment or the deletion of the provision of the Articles of Association requiring these qualified majorities.
6.3	Without prejudice to the provisions set forth in the 1915 Law, resolutions of the shareholders general meeting of Elster Group in respect of the following matters require a seventy five percent (75%) majority of the votes attaching to all shares then issued and existing:
6.3.1	the approval of any third party as a new shareholder of Elster Group, if such third party becomes a transferee, provided that the provisions set forth in Clauses 11 to 17 inclusive have been duly observed.
6.4	To the extent any losses are generated by the mismatch between interest income generated by the loans to be granted by Elster Group to any subsidiaries and interest charge generated by the PECs and other instruments or securities issued by Elster Group to Elster Holdings and any other Elster Group Shareholders, and any shareholders general meeting is convened or an equivalent resolution is required to resolve upon the continuation of Elster Group, the Elster Group Shareholders agree to use their voting rights in favour of the continuation of Elster Group and not to vote for Elster Group’s dissolution.

7.	BOARD OF MANAGERS ETC
7.1	Elster Group shall be managed by a Board of Managers (“Board of Managers”) which shall consist of up to ten board members (“Board Members”), of which up to seven shall be non-executive Board Members and up to three shall be executive Board Members. The general meeting of the Elster Group Shareholders can resolve upon an increase or decrease of the number of Board Members and the allocation of executive and non-executive Board Members. The Board Members (and the Chairman) shall be elected by simple majority of a general meeting of the Elster Group Shareholders. The management of day-to-day operations of Elster Group including the provision of services by the Company to its subsidiaries shall be delegated (to the extent permissible by law and subject always to

Clause 7.7) to a committee consisting of the executive Board Members (the “Executive Committee”).

7.2	The Investing Managers, to the extent they are or become Board Members, undertake, and the Elster Group Shareholders shall use all their rights as shareholders and otherwise to procure, that the Board Members and the Executive Committee manage the business of Elster Group in accordance with the law, this Agreement, the applicable articles of association and the resolutions or the advice (if any) passed or given by the Co-Investment Committee, the Audit Committee, the Compensation Committee or the general meeting of the Elster Group Shareholders.
7.3	For as long as it or its Permitted Transferees collectively is shareholder of the Company, Erisa Fund is entitled from time to time to propose for appointment at least four candidates for Managers out of which the general meeting of Elster Group shall appoint up to two non-executive Board Members (the “ERISA Board Member”).
7.4	CVC Funds (other than the Erisa Fund) are entitled from time to time to nominate for appointment at least four candidates for non-executive Board Members, out of which the general meeting of Elster Group Shareholders shall appoint the remaining non-executive Board Members (but no more than four in total).
7.5	CVC Funds (other than the Erisa Fund) are entitled from time to time to nominate for appointment at least four candidates for executive Board Member, out of which the general meeting of Elster Group Shareholders shall appoint at least one executive Board Member.
7.6	The following Board Members shall be non-executive Board Members:
•	Steven Koltes

•	Hugh Briggs

•	Emanuela Brero

•	Stef Oostvogels

•	Marc Strobel

•	Gregor Hilverkus.
The following Board Members shall be executive Board Members including the first chairman:
•	Howard Dyer (Executive Chairman) (“Chairman”)

•	Christoph Schmidt-Wolf (Chief Financial Officer, “CFO”).

7.7	Those matters set out in Schedule 7.7 shall not be carried out by the Executive Committee, the Company or any other member of the Acquired Group without both the prior approval of the Board of Managers by way of a resolution passed with simple majority of the Board in accordance with this Clause 7 of this Agreement and the approval of the majority of the non-executive Board Members. The Parties and the Board Members shall each use their respective rights and powers as a director, shareholder or otherwise to procure so far as he, she or it is able to do so that no such act is carried out unless such approval has been given and that appropriate restrictions are imposed on the management of the subsidiaries of Elster Group, whether by rules of procedure or otherwise.
7.8	Any Board Member can be removed “ad nutum” and without cause by a resolution of the general meeting of the Elster Group Shareholders taken with a fifty percent (50%) plus one vote majority. Notwithstanding the aforegoing sentence (i) the right of a Party or Parties to propose a candidate for appointment to the Board of Managers includes the right to propose the dismissal or suspension of the Board Member appointed in accordance with Clause 7.3 after the nomination by that Party or Parties, and (ii) the provisions of Clause 7.3 shall apply mutatis mutandis to the replacement of a Board Member.
7.9	With respect to the appointments in Clause 7.6, the Elster Group Shareholders undertake, if a shareholders resolution is required, to vote in favour of the appointment of the person(s) duly nominated or entitled to be appointed. The Elster Group Shareholders shall vote in favour of the dismissal or suspension of a member of the Board of Managers in accordance with Clause 7.6 above if and when such dismissal or suspension is requested by the person pursuant to whose nomination such member was appointed.
7.10	Each Party acknowledges that with effect from and as a term of his appointment each Board Member appointed under Clause 7.3 above shall have the benefit of and be entitled to rely on the indemnity contained in article 16.2 of the Articles of Association.
7.11	Meetings of the Board of Managers shall be held at the offices of Elster Group unless the members unanimously decide to hold the meeting at some other place in Luxembourg or abroad. All meetings shall be held in English unless the members resolve otherwise. The Chairman or any other member authorised by either of these shall convene and chair the meetings. Meetings of the Board of Managers shall be held as often as the business of Elster Group so requires, but at least quarterly per calendar year. Every Board Member can demand that a meeting be called. The meetings of the Board of Managers shall be called in writing or by e-mail, the place, date, time and preliminary agenda being indicated with at least seven (7) days’ notice unless (i) all the Members waive to these formalities, or (ii) unless in case of urgency duly justified in the resolutions taken by the Board of

Managers in which case the notice can be reduced to one (1) day. The notice period shall begin to run on the day following the day on which the invitation is mailed or, if the invitation is transmitted by e-mail, on the day of transmission. The day of the meeting shall not count as part of the notice period.

7.12	Absent Board Members may be represented by other members. Experts and other persons can be invited by the Chairman, or any Board Member authorized by the Chairman, to participate in the meeting. Minutes are to be kept of each meeting of the Board of Managers, setting out the place and the date of the meeting, the participants, the items of the agenda and the essential content of the resolutions of the Board of Managers. The minutes shall be signed by the Chairman or any other member to whom the Chairman delegates this task. A copy of the minutes shall be sent to every Board Member.
7.13	Resolutions of the Board Meetings shall in principle be adopted in meetings. However, to the extent permitted by law, resolutions of the Board Meetings may be adopted outside meetings in writing, by facsimile, by e-mail or in telephone or video conferences without complying with any provisions set forth herein with regard to the convocation of such meetings.

In particular, one or more Board Members may participate in a meeting by means of a conference call or by any similar means of communication initiated from Luxembourg enabling thus several persons participating therein to simultaneously communicate with each other.
7.14	A written decision, signed by all the Board Members, is proper and valid as though it had been adopted at a meeting of the Board of Managers, which was duly convened and held. Such a decision can be documented in a single document or in several separate documents having the same content signed by all the Board Members.
7.15	A meeting of the Board of Managers may adopt resolutions only if at least the majority of the members of the Board of Managers are present or represented. If a meeting is not quorate, a new meeting of the Board of Managers with the same agenda is to be called observing the same convocation period and notification as set out in this Clause 7. In such new meeting a quorum shall be deemed constituted as long as two Board Members of whom at least 50% must be non-executive Board Members are present or represented, provided, however, that the Board Members were notified of such fact in the invitation.
7.16	Resolutions of the Board of Managers shall be adopted pursuant to a simple majority vote of its members present or represented at such meeting. In case of a tie, the Chairman shall have a casting vote.
7.17	The Parties shall each use their respective rights and powers as a Manager, shareholder or otherwise to procure so far as it is able to do so that representatives of

Elster Holdings and the lenders under the Mezzanine Facility Agreement (to the extent required thereunder) shall be entitled to attend and speak as an observer (but not vote) at meetings of the Board of Managers or equivalent body of any member of the Acquired Group (other than Elster Holdings), save only where prohibited by mandatory law.

7.18	The non-executive Board Members are entitled to an annual fee of € 20,000 each, plus value added tax, if applicable, unless they waive their right to receive such fee. The executive Board Members (with whom a service agreement shall be entered into by the Company) and any non-executive Board Member who conducts the business of a Board Member on more than one day in any week then he shall be entitled to receive such reasonable additional remuneration as may be agreed from time to time by the Board of Managers. If such members of the Board of Managers are employees or consultants of the CVC Funds or their Affiliates, such fees shall be payable directly to such CVC entity as specified in writing to the Chairman. In addition, the members of the Board of Managers shall be reimbursed for their reasonable expenses resulting from their duties as members of the Board of Managers.
7.19	With regard to matters set out Schedule 7.7, the Company shall be bound by the signatures of three Board Members. With regard to all other matters, the Company shall be bound by the signature of any two Board Members.
7.20	Any two Manager may sub-delegate their powers for specific tasks to one or more ad hoc agents.
7.21	The Executive Committee shall have the power to determine its own procedures, but if it and to the extent it does not, the provisions of Clauses 7.11 — 7.20 shall apply to meetings and resolutions of the Executive Committee mutatis mutandis.
8.	AUDIT COMMITTEE AND COMPENSATION COMMITTEE

8.1	Immediately following Completion, the Shareholders procured the constitution of a committee (the “Audit Committee”) consisting of two to three members and the non-executive Board of Managers shall elect members of the Audit Committee from their number.
8.1.1	The following Board Members are the initial members of the Audit Committee:
•	Marc Strobel

•	Gregor Hilverkus.
8.1.2	The Audit Committee shall be responsible for (a) the approval of a change of auditors for the Acquired Group (so far as not approved under Clause 7.7 and Schedule 7.7) and (b) the review and internal approval of the form and substance of the consolidated accounts of the Acquired Group if requested by the Audit Committee; no such matter shall be implemented by the Executive Committee, the Board of Managers, Elster Group or any other member of the Acquired Group without receiving the prior written advice of the Audit Committee which advice may only be given on the basis of a duly passed resolution of the committee. The Parties shall each use their respective rights and powers as a shareholder or otherwise to procure so far as he, she or it is able to do so that no such act is carried out unless such advice has been given and that equivalent restrictions are imposed on the management of the subsidiaries of Elster Group, whether by rules of procedure or otherwise. The advice of the Audit Committee shall not be binding on the Executive Committee or the Board of Managers. However, for each decision where the Executive Committee or the Board of Managers resolves not to follow the advice of the Audit Committee, it shall convene an extraordinary meeting of the Elster Group Shareholders for the purpose of the approval of such decision. The notice convening such meeting will include the reasons for the decision proposed by the Executive Committee or the Board of Managers. The resolution of the extraordinary meeting of the Elster Group Shareholders on the matter referred to it requires a simple majority of the votes cast. The Executive Committee and the Board of Managers shall be obliged to accept and implement such resolution.

8.1.3	The Audit Committee shall have the right to meet with and review the working papers of the auditors of Elster Group and any member of the Acquired Group without the Managers or any other member of management being present and shall be entitled to appoint independent accountants or advisers for these purposes at Elster Group’s or the relevant entity’s expense.

8.1.4	The Audit Committee shall have the power to determine its own procedures, but if it and to the extent it does not, the provisions of Clauses 7.13- 7.19 shall apply to meetings and resolutions of the Audit Committee mutatis mutandis.

8.1.5	The members of the Audit Committee are entitled to an additional annual fee of € 5,000 each plus value added tax, if applicable. If a member is an employee or consultant of the CVC Funds or their Affiliates, such fees shall be payable directly to CVC Capital Partners (Deutschland) GmbH. In addition, the members of the Audit Committee shall be reimbursed for their reasonable expenses resulting from their duties as members of the Audit Committee. Each Party acknowledges that with effect from and as a term of his appointment each member appointed under Clause 9.1 shall have the benefit of and be entitled to rely on the indemnity contained in

Article 16.2 of the Articles of Association.

8.1.6	None of the Audit Committee or any of its members, shall be liable for advice given to the Executive Committee or the Board of Managers, which shall each be solely responsible for its decisions and their implementation.
8.2	Immediately following Completion, the Shareholders procured the constitution of a committee (the “Compensation Committee”) consisting of two to three members and the non-executive Board of Managers shall elect members of the Compensation Committee from their number.
8.2.1	The following Board Members are the initial members of the Compensation Committee:
•	Marc Strobel

•	Gregor Hilverkus.
8.2.2	The Compensation Committee shall be responsible for (a) general policies for remuneration and benefits for directors, officers and employees of the Acquired Group, (b) the introduction, amendment or termination of any pension or benefit schemes (to the extent not contained in an annual budget approved in accordance with Clause 7.7 and Schedule 7.7), (c) the appointment or removal of any director (or similar officer) and any change to, termination or entering into employment or service agreement with managing directors (executive Board Members, Chairman, Geschäftsführer, Vorstände oder andere Organe) or administrateur délégués, as the case may be, of Elster Holdings or any subsidiary in each case providing for an annual remuneration (including target bonus) exceeding an amount of EUR 350,000 and (d) determination of an annual bonus structure concerning agreement with managing directors (executive Board Members, Chairman, Geschäftsführer, Vorstände oder andere Organe) or administrateur délégués, as the case may be, of Elster Holdings or any subsidiary, such managing director’s service agreements with the respective company in each case providing for an annual remuneration exceeding an amount of EUR 350,000 (including target bonus), and any similar employee benefit or incentive scheme relating to the foregoing entities; no such matters shall be implemented by the Executive Committee, the Board of Managers, Elster Group or any other member of the Acquired Group without receiving the prior written advice of the Compensation Committee which advice may only be given on the basis of a duly passed resolution of the committee. The Parties shall each use their respective rights and powers as a shareholder or otherwise to procure so far as he, she or it is able to do so that no such act is carried out unless such advice has been given and that equivalent restrictions are imposed on the management of the subsidiaries of Elster Group, whether by rules of procedure or otherwise. The advice of the Compensation Committee shall not be binding on the Executive Committee or the Board of Managers. However, for each decision where the Executive Committee or the Board of Managers resolves not to follow the advice of the Compensation Committee, it shall convene an extraordinary meeting of the Elster Group Shareholders for the purpose of the approval of such decision. The notice convening such meeting will include the reasons for the decision proposed by the Executive Committee or the Board of Managers. The resolution of the extraordinary meeting of the Elster Group Shareholders on the matter referred to it re-quires a simple majority of the votes cast. The Executive Committee and the Board of Managers shall be obliged to accept and implement such resolution. A Board Member shall not be entitled to attend at or vote on any meeting or resolution to the extent it relates to or affects him personally.

8.2.3	The Compensation Committee shall have the power to determine its own procedures, but if it and to the extent it does not, the provisions of Clauses 7.13 - 7.19 shall apply to meetings and resolutions of the Compensation Committee mutatis mutandis.

8.2.4	The members of the Compensation Committee are entitled to an additional annual fee of € 5,000 each plus value added tax, if applicable. If a member is an employee or consultant of the CVC Funds or their Affiliates, such fees shall be payable directly to CVC Capital Partners (Deutschland) GmbH. In addition, the members of the Compensation Committee shall be reimbursed for their reasonable expenses resulting from their duties as members of the Compensation Committee. Each Party acknowledges that with effect from and as a term of his appointment each member appointed under Clause 8.2 shall have the benefit of and be entitled to rely on the indemnity contained in Article 16.2 of the Articles of Association.

8.2.5	None of the Compensation Committee or any of its members, shall be liable for advice given to the Executive Committee or the Board of Managers, which shall each be solely responsible for its decisions and their implementation.
9.	ERISA RIGHTS
Elster Holdings, Management KG and Elster Group agree and undertake for the benefit of the ERISA Fund as follows:
9.1	For as long as ERISA Fund or its nominee is directly or indirectly a shareholder of Elster Holdings or Elster Group, ERISA Fund will be granted certain management rights in Elster Group and its subsidiaries in a manner and to the extent permitting ERISA Fund to substantially influence or participate in the management of Elster Group and its subsidiaries. Accordingly, it is agreed for the benefit of ERISA Fund that ERISA Fund or its nominee may from time to time and at any time by notice in writing propose up to four persons for election as Board Members and the Elster Group Shareholders undertake to vote and take such other action as may be necessary to ensure that at least two of such persons shall hold office as Board Members (the “ERISA Board Members”).

9.2	The ERISA Fund shall have the right to meet with such management and personnel of Elster Group and its subsidiaries as the ERISA Fund may reasonably designate, upon reasonable notice to Elster Group and its subsidiaries, for the purpose of consulting with and advising and influencing the management of Elster Group and its subsidiaries, obtaining information regarding the business operations, properties and financial and other conditions and prospects of Elster Group and its subsidiaries or expressing the views of the ERISA Fund on such matters. The foregoing shall include the right to submit business proposals or suggestions to the management of Elster Group and its subsidiaries from time to time with the requirement that one or more members of the management of Elster Group and its subsidiaries discuss such proposals or suggestions with ERISA Fund within a reasonable period after such submission and the right to call a meeting with the management of Elster Group and its subsidiaries in order to discuss such proposals or suggestions.
9.3	If ERISA Fund notifies Elster Holdings or Elster Group in writing that the provisions of Clauses 9.1 and 9.2 require any amendment to preserve the qualification of ERISA Fund as a “venture capital operating company” (“VCOC”) for the purposes of ERISA, or otherwise to ensure that the assets of the ERISA Fund are not considered “plan assets” for the purposes of ERISA, Elster Holdings, Management KG and Elster Group will consent to the proposed amendments, provided that the amendments do not result in a material adverse effect on the operations, business or the prospects of Elster Group and its subsidiaries or, in the opinion of the CVC Funds, to the current or future value of Elster Group or any class of shares in Elster Group.
9.4	Where reference is made to Elster Group in this Clause 9, the provisions are to apply mutatis mutandis to the subsidiaries of Elster Group.
10.	FINANCIAL AND OTHER INFORMATION; ACCOUNTING
10.1	The Parties agree that certain financial and other information (at least the information set out in Schedule 10) shall be provided on a regular basis to the ERISA Board Members and Elster Holdings.

10.2	The Parties acknowledge that, subject to all mandatory applicable law, a person (including a CVC Fund or an ERISA Board Member) who receives information pursuant to this Clause 10 may (if he is a an ERISA Board Member) disclose it to the entity nominating him and to that entity’s Affiliates and in the case of CVC Funds disclose it to their Affiliates (including for these purposes any adviser to, trustee or manager of, or investor or prospective investor in the CVC Funds, but excluding any investee company of the CVC Funds, any investee company of an investor or of a prospective investor in the CVC Funds that is not a subsidiary of Elster Holdings), in each case so long as the discloser makes reasonable efforts to make the recipients aware of the confidential nature of such information. Any Party may elect, temporarily or definitively by notifying the Chairman in writing, not to receive all or any part of the information listed in Schedule 10.

10.3	Notwithstanding anything to the contrary:
10.3.1	the Elster Group Shareholders shall use their reasonable efforts to prevent a shareholder, by reason of its purchase and holding of interests in Elster Holdings or Elster Group, from being engaged, or deemed engaged, in a trade or business in any jurisdiction or from otherwise being subject to taxation on a net income basis in a foreign jurisdiction;

10.3.2	Elster Group will seek to minimize the imposition of withholding taxes by governmental authorities (in particular in countries other than the United States) on payments due to Elster Group in respect of its investments or activities in such countries; and

10.3.3	Elster Group shall use reasonable efforts to assist a Elster Group Shareholder to obtain any available tax refunds, exemptions from withholding, material benefits of any applicable tax treaties or similar relief with respect to any taxes imposed as a result of Elster Group’s activities or investments.
11.	TRANSFERS OF SHARES ETC., NEW ISSUES

11.1	No shares in Elster Group shall be issued and no Elster Group Shares, PECs or other instruments or securities issued by Elster Group shall be transferred to a person who is not already a party to this Agreement unless that person has already executed a Deed of Acknowledgement and Undertaking and submitted to the Co-Investment Committee satisfactory in form and substance to the Co-Investment Committee. No partnership interest in Management KG shall be issued or transferred to a person who is not already a party to this Agreement unless that party (and any Investment Vehicle) has already executed a Deed of Acknowledgement and Undertaking. Subject to the foregoing, upon the execution by a subscriber for or a transferee of shares, PECs or partnership interests in Management KG or other relevant of the appropriate Deed of Adherence and Deed of Acknowledgement and Undertaking the provisions of this Agreement shall apply to the subscriber or transferee as if it were a Party to this Agreement.
11.2	Except pursuant to a restructuring measure under Clause 4, or unless the Co-Investment Committee explicitly agrees otherwise, no Elster Group Shares shall be transferred unless the transferee at the same time acquires a proportional amount of PECs and other instruments and securities issued by Elster Group in each case.

11.3	The Elster Group Shareholders acknowledge and agree those Investing Managers who are invited to invest in accordance with this Agreement and are designated by the Co-Investment Committee as senior managers (“Investing Managers”) may hold their interests in Management KG through Investment Vehicles, provided that the relevant Manager and Investment Vehicle execute a Deed of Acknowledgement and Undertaking substantially in the form attached in Annex F, and that the holding of such interests through such Investment Vehicles is approved by the Co-Investment Committee.

11.4	The Elster Group Shareholders are only permitted to transfer, assign, encumber or create any interest in or right or claim to, their Elster Group Shares, PECs or other instruments or securities issued by Elster Group (or to enter into any agreement or undertaking to do so) if in compliance with Clauses 11.1, 11.2 and 11.3 above and only:
11.4.1	pursuant to a restructuring measure under Clause 4.3; or

11.4.2	as permitted under Clause 12; or

11.4.3	when required, or in acceptance of an offer made by an Acquirer, under Clause 13; or

11.4.4	upon an Exit under Clause 17; or

11.4.5	with the prior written consent of the Co-Investment Committee, provided that no transfer, assignment, encumbrance or creation of any interest in or right or claim to, or to the benefit of, a competitor of the Acquired Group shall be permitted without the prior written consent of the Co-Investment Committee.
11.5	Other than in connection with the implementation of the PEC Restructuring referred to in Clause 4.3 (including the conversion referred to in Clause 6.2.6) or in the event of Clause 11.6 below, the Shareholders agree that upon an increase of the issued share capital of, or other issue of securities by Elster Group, each person who then holds shares in that company (“Existing Shareholder”) shall have the right to subscribe on the same terms for that proportion of new shares or securities which is, subject to any rounding corrections required to comply, for example, requirements as to the nominal value of shares or other securities equal to the proportion of the nominal value of Elster Group Shares held by the Existing Shareholder in Elster Group to the nominal value of all Elster Group Shares then in issue. Such right shall, except in case of urgency as resolved by the Board of Managers, be exercisable for a period of 30 days following the resolution to increase the capital or issues new shares or securities. Elster Holdings or any of its Affiliates which is then an Existing Shareholder may nominate any one or more of its Affiliates to subscribe for all or any of those new shares or securities in Elster Group for which Elster Holdings is entitled to subscribe pursuant to the foregoing sentence. If new shares or securities are issued with a premium or in connection with other related obligations (including the obligation to provide additional debt funding) the same terms and conditions relating to the subscription of the new shares or securities shall apply to all Existing Shareholders including, for the avoidance of doubt, Clauses 11.1, 11.2 and 11.3 of this Agreement.
11.6	Unless required by the financing banks, an increase of the issued share capital of Elster Group for cash pursuant to Clauses 11.5 shall only occur if the new shares of Elster Group are issued together with securities and related debt instruments in Elster Group, including but not limited to PECs, at the ratio of Shares (at a nominal value of EUR 25 per share) to PECs, the PEC Equity Contributions or shares or securities deriving from them as the case may be (at a nominal value of EUR 1 per PEC or the relevant nominal value of the PEC Equity Contributions or such other shares or securities of an equivalent economic value) held by Elster Holdings upon Completion of the Steps 1.1, 1.2 and 1.3 of the PEC Restructuring as set out in Schedule 4.3B (the “Investment Ratio”) or a lower ratio. For the purpose of this Clause 11.6 lower ratio shall mean that the funds subscribed are allocated to fewer Shares but more PECs than would be the case under the Investment Ratio.

11.7	In the event of a decision by the Board of Managers to invest in assets or shares of another company pursuant to which all or some of the consideration is proposed to be settled by means of shares or other securities and related debt instruments in Elster Group (the “Add-on Investment”), the Board of Managers may instruct the Existing Shareholders to waive their subscription rights under Clause 12.5 and the Articles of Association and to admit the relevant new shareholder(s) nominated by the Board of Managers as subscriber(s) for such number of new shares or securities on such terms as the Board of Managers may in its reasonable discretion determine, provided that if the new shareholder under this Clause 11.6 is an Affiliate of the CVC Funds, the Board of Managers must obtain a fairness opinion from a reputable independent investment bank or corporate finance adviser (in each case jointly chosen by the executive members (to include for these purposes, for the avoidance of doubt, the CEO and the CFO from time to time notwithstanding their membership of the Board of Managers) and the non-executive members of the Board of Managers) as to the valuation of the shares or assets to be acquired by Elster Group and the shares and debt instruments proposed to be issued by Elster Group, such opinion to be addressed to Elster Holdings, Management KG and Elster Group and

provided further that it is the Parties’ intention that any Add-On Investments should, if reasonably practicable, be financed by third party debt rather than equity issues.
11.8	If an issue or transfer of Elster Group Shares, PECs, CPECs, interests in Management KG or other instruments or securities is permitted or agreed pursuant to the terms of this Agreement, the Parties and the Managers undertake to pass all resolutions and make and take all declarations and actions as may be reasonably necessary or appropriate in the discretion of the Board of Managers to effect the same in compliance with the Articles of Association, the partnership agreement of Management KG and the terms and conditions of the securities or instruments in question.

11.9	Elster Holdings, GP GmbH, Reserve GmbH and the Managers shall ensure that the partnership agreement of Management KG implements the provisions of this Agreement, including Clauses 11-17, and to the extent it does not shall as between themselves act and be treated as if it did.

12.	ELSTER HOLDINGS PERMITTED TRANSFERS

12.1	Subject to the obligation for any transferee to become a party to this Agreement as provided for in Clause 11.1 above, for the duration of this Agreement, Elster Holdings shall have the right to transfer Elster Group Shares and PECs and any other securities or instruments issued to it in connection with its investment at its sole discretion to:
12.1.1	Affiliates (including on a distribution in kind or specie, to the underlying investors in such Affiliates), or to another institutional investor which is advised or managed by the adviser or manager of such CVC Funds in each such case without any restrictions, provided that for the purposes of this Clause 12, the term Affiliates shall not include any portfolio companies directly or indirectly controlled by the CVC Funds or other funds advised or managed by the adviser to or manager of the CVC Funds;

12.1.2	with respect to a co-investment or similar scheme (“Co-Investment Scheme”) to any person which holds or is to hold assets for a Co-Investment Scheme or to the officers, employees and partners entitled to such assets under the Co-Investment Scheme.
12.2	Upon any such transfer, Elster Holdings shall be released from the liabilities and obligations assumed by the transferee.

12.3	The Parties undertake to pass any resolutions necessary or appropriate in the discretion of the Board of Managers in order to (pre-)approve any such transfer (including the granting of powers of attorney for any future shareholders meetings) in order to effect the same in compliance with the Articles of Association, the

Management KG partnership agreement and the terms and conditions of the PECs, CPECs or other securities or instruments in question.
13.	PURCHASE OFFER AND BRING ALONG

13.1	If Elster Group Shareholders holding more than fifty percent (50%) of the Elster Group Shares then in issue (the “Selling Investors”) wish to sell all their Elster Group Shares, PECs and any other securities or instruments then in issue and find a bona fide arm’s length purchaser which is not an Affiliate of any such shareholders and agree terms for the sale to such purchaser of all the Elster Group Shares or wish to tender their Elster Group Shares in a Listing and the Board of Managers so resolves, then, on receipt of written notification of such fact, all the other holders of Elster Group Shares (the “Non-Selling Investors”) shall be bound and undertake to accept any offer from such a purchaser or to tender such Elster Group Shares, PECs, securities and instruments in such Listing on the same terms as agreed and at the same time as the Selling Investors sell or tender their shares. The Non-Selling Investors shall be entitled to make an offer to sell to such a purchaser or to tender such Elster Group Shares, PECs, securities and instruments in such Listing on the terms substantially equivalent to those agreed and at the same time as the Selling Investors sell or tender their shares unless reasonably requested by the lead underwriter(s) in such Listing in accordance with market practice at that time. The Parties hereto agree to waive all rights of pre-emption, rights of veto and analogous rights under the Articles of Association, this Agreement or otherwise for these purposes.

13.2	Except in case of an equity syndication by the CVC Funds resulting in the syndicatee(s) holding no more than fifty percent of the Elster Holdings Shares then in issue, no sale of Elster Holdings Shares or Elster Group Shares, PECs, CPECs and any other securities or instruments then in issue, shall be made to any person (the “Acquirer”) unless the Acquirer shall have made an offer pro-rata to their respective shareholding to all holders of Elster Group Shares, PECs and other securities or instruments issued by Elster Group at a price equal or substantially equivalent to the price at which such transfer is to be made.

13.3	The Parties acknowledge that the Elster Holdings Investment Agreement contains a provision giving Management KG equivalent rights and obligations in the case of the sale of over fifty percent (50%) of the Elster Holdings Shares, which shall constitute a contract for the benefit of Management KG as a third party.

14.	LEAVER PROVISIONS

14.1	For the purposes of this Agreement:
14.1.1	a Manager, who resigns, is dismissed or otherwise ceases to be an employee of the Group is a “Leaver”;

14.1.2	the date on which a Manager gives notice or is given notice of such termination or is put on garden leave (Freistellung) is the “Trigger Date”

14.1.3	a “Bad Leaver” is a Manager leaving who (i) resigns for any reason except for good cause for which the Elster Group is responsible or (ii) breaches any non-competition / confidentiality agreement, breach of the transfer restrictions under Clause 11, breach of his transfer obligations under Clauses 13 and 14, breach of his cooperation obligations under Clauses 15 and 16 or breach of confidentiality obligations under Clause 19.2 (unless, but then only to the extent, the Manager is obliged and/or entitled to disclose such information to third parties under his service agreement), or the equivalent provisions to any of the foregoing in the partnership agreement of Management KG (iii) is dismissed / removed from office for good cause for which he is responsible other than permanent disability (e.g. gross breach of duty, incapability) or (iv) if the Manager’s service contract in force at any time expires and the Manager does not accept the offer of a new service contract on at least the same financial terms and otherwise on substantially the same terms as the expired service contract;

14.1.4	a Leaver who is not a Bad Leaver is a “Good Leaver”. Notwithstanding any other provision, a leaver is not a Bad Leaver if (i) the Co-Investment Committee resolves that such leaver shall be a Good Leaver, (ii) he ceases to be employed as a result of his death, (iii) becomes permanently disabled for health reasons, or (iv) he retires at the age of 67 or other applicable statutory retirement age; and

14.1.5	the amount invested by a Manager in the Partnership being the price paid by such Manager to Reserve GmbH for the acquisition of his Manager’s Equity Stake, plus in either case any amounts subsequently invested (which shall include any Subscription Payment) is his “Cost of Investment”.
14.2	If a Manager is a Bad Leaver, Reserve GmbH shall be entitled to acquire his entire limited partnership interest in Management KG (comprising the liability amount (Hafteinlage) and the limited partnership interest and all rights to capital or other accounts) (“Manager’s Equity Stake”) on the terms of this Clause 14 and each Manager and Investment Vehicle by signing a Deed of Acknowledgement and Undertaking grants Reserve GmbH the right to so acquire the entire Manager’s Equity Stake in such circumstances (“Bad Leaver Call Option”).

14.3	If a Manager is a Good Leaver, Reserve GmbH shall be entitled to acquire the Manager’s entire Manager’s Equity Stake on the terms of this Clause 14 and each Manager and Investment Vehicle by signing a Deed of Acknowledgement and Undertaking grants Reserve GmbH the right to so acquire his entire Manager’s

Equity Stake in such circumstances (“Good Leaver Call Option”). The Good Leaver Call Option or the Bad Leaver Call Option, as the case may be, may only be exercised within a period of six months after the Trigger Date.
14.4	On the Trigger Date, the offeror’s voting rights in respect of his Manager’s Equity Stake (including the rights in respect of the interests the Partnership holds on behalf of the Manager in Elster) are suspended, and the offeror shall no longer be entitled to exercise them. At any time after the Trigger Date in respect of either a Bad Leaver Call Option or in respect of a Good Leaver Call Option (the “Triggered Call Option”), Reserve GmbH may resolve that (i) that Reserve GmbH shall acquire the Manager’s Equity Stake itself or (ii) that Reserve GmbH shall require the Leaver to transfer the Manager’s Equity Stake to a person nominated by Reserve GmbH.

14.5	Upon receipt of a notice from Reserve GmbH informing the relevant offeror of the exercise of the Triggered Call Option, the offeror shall, without undue delay execute all such documents and take all actions as may reasonably be required to effect and to evidence the transfer of the Manager’s Equity Stake free of any encumbrance in accordance with this § 14.5 and in particular to record the transfer of the Manager’s Equity Stake to Reserve GmbH. The transfer of the Manager’s Equity Stake shall take effect vis-à-vis third parties only at the time Reserve GmbH (or its designee in accordance with § 14.4), is registered in the commercial register as the transferee of the Manager’s Equity Stake.

15.	COMPENSATION

15.1	In consideration of the transfer of the Manager’s Equity Stake by an offeror, Reserve GmbH shall pay to the offeror an amount to be determined as follows (the “Transfer Price”):
(a)	in the case of a Good Leaver Call Option being exercised within 2 (two) years after the the date of the Good Leaver’s first investment (“Early Period”), the value for the Manager’s Equity Stake attributable to the Good Leaver shall be the Cost of Investment plus accrued interest of 3% per annum up to the date of termination; or

(b)	in the case of a Good Leaver Call Option being exercised after expiration of the Early Period, the value for the Manager’s Equity Stake shall be the Market Value (as defined below) of the Manager’s Equity Stake (as defined below), but in any event shall not be less than the multiple of 7 (seven) times EBITA of the Elster Group for the last completed financial year less the amount as at the date of the end of the last completed financial year of the net financial debt (incl. pension provisions or underfunding) and the PEC Equity Contributions or shares or securities deriving from it (including accrued interest or cumulative dividend entitlements or equivalent where relevant) of Elster on a consolidated basis (the “Base Value”). “Market Value” shall be established by applying the methodology used from time to time by the advisers/managers of the CVC Funds in their regular reporting package to the investors in the CVC Funds, and shall in any particular case be that pro rata share represented by the Shares attributable to the Manager’s Equity Stake (as a percentage) of the value shown for 100% of the ordinary share capital of Elster Group in the most recent report delivered to such investors on behalf of the CVC Funds. The Co-Investment-Committee shall notify the Market Value or the Base Value, as applicable, to the relevant Manager in writing, plus in either case the nominal amount of the PECs attributable to the offeror (to be computed as the total number of PECs owned by the Management KG times the Proportional Interest of the respective Limited Partner – the “Look-through PECs”) plus the amount paid for Additional PECs (if any) plus accrued but unpaid interest on such PECs and Additional PECs up to the Trigger Date;
15.2	in the case of a Bad Leaver Call Option being exercised,
(a)	the value for the Manager’s Equity Stake attributable to the Bad Leaver shall be the lower of the Market Value or the Cost of Investment plus accrued interest of 3% per annum up to the date of termination and

(b)	the lower of the nominal amount of the Look-through PECs attributable to the offeror and the Additional PECs (if any) plus accrued but unpaid interest on such PECs and Additional PECs up to the Trigger Date and the market value of the Look-through PECs and the Additional PECs (if any). In this case the Co-Investment Committee will notify the market value of Look-through PECs and Additional PECs (based on the report referred to in Clause 15.1(b)) lower than the nominal amount of the Look-through PECs and Additional PECs (if any).
15.3	The day on which the transfer of the Manager’s Equity Stake upon the exercise of one of the options provided for in the Management KG’s partnership agreement herein is registered in the commercial register (the “Option Completion Date”).

15.4	In the case of a Good Leaver Option being exercised, the Transfer Price shall, subject to Reserve GmbH being able to fund such payment, be paid 30 Business days after the Option Completion Date. In this case, interest shall accrue on the Transfer Price from the Option Completion Date to the date of payment on unpaid amounts at a rate of 3% p.a. and shall be payable at the same time the Transfer Price becomes due. If payment is not made when due, interest shall accrue from the date on which payment is due to the date payment is made in full at a rate equal to the Luxembourg statutory rate plus five percent (5%).
15.5	In the case of a Bad Leaver, the Transfer Price shall, subject as aforesaid, be payable at Exit. In this case, interest shall accrue on the Transfer Price from the Option Completion Date to the date of payment on unpaid amounts at a rate of 3% p.a. and shall be payable at the same time the Transfer Price becomes due. If payment is not made when due, interest shall accrue from the date payment is due to the date payment is made in full at a rate equal to the Luxembourg statutory rate plus five percent (5%).

15.6	If any Transfer Price calculated under this Clause 15 is held to be invalid or unenforceable at law, the lowest legally valid and enforceable price shall apply instead.

15.7	If within six months of the Trigger Date in respect of a particular Good Leaver (a “Participating Good Leaver”) an Exit occurs, then the provisions of this Clause 15.7 shall apply:
15.7.1	for the purposes of this Clause 15.7 an Exit shall be treated as having occurred if either (a) a Listing takes place and the relevant shares are admitted to trading on the relevant exchange; in this case the Exit shall be deemed to occur on the first day such shares are traded; or (b) a binding, definitive contract for a Sale is signed and closing of that contract (and payment thereunder) occurs within 6 (six) months of it being signed; in this case the Exit shall be deemed to occur on the day the contract is signed;

15.7.2	if an Exit occurs and Reserve GmbH has exercised its Good Leaver Call Option in respect of a Participating Good Leaver, then the Participating Good Leaver shall be entitled to receive an amount equal to the excess (if any) of (a) the amount receivable in respect of such Management Equity Stake had he continued to hold it up to, and then disposed of it in, the Exit over (b) the amount payable in respect of his Management Equity Stake under Clauses 14 and 15 (the “Top-Up”); and

15.7.3	an amount equal to the Top-Up shall be paid by Reserve GmbH to the Participating Good Leaver at the same time as proceeds are payable to other Shareholders.
16.	CALL OPTIONS FOR RESERVE GMBH

16.1	Subject to Clause 11.3, Reserve GmbH shall be entitled to acquire or nominate an acquirer for a Manager’s entire Manager’s Equity Stake on the terms of this

Clause 16 and each Manager and Investment Vehicle by signing a Deed of Acknowledgement and Undertaking grants Reserve GmbH the right to so acquire all the entire Manager’s Equity Stake in the following circumstances (“Default Call Options”):
16.1.1	insolvency, composition, bankruptcy (including any statutory procedures requiring him to give a declaration as to his assets) or similar proceedings in any jurisdiction are initiated against a Manager;

16.1.2	insolvency, composition, bankruptcy (including any statutory procedures requiring the making of a declaration as to his assets) or similar proceedings in any jurisdiction are initiated (or declined for lack of assets) against any Investment Vehicle (unless the same is terminated or released within 4 weeks of its creation) or any resolution is passed or order or declaration made for the winding up, liquidation or cessation of any Investment Vehicle;

16.1.3	the creation of any pledge, lien or encumbrance over or any enforcement or equivalent proceedings being initiated against a Manager’s Equity Stake or any Investment Vehicle (unless the same is terminated or released within 4 weeks of its creation);

16.1.4	the Manager ceasing to control and to be economic owner of at least 75% of any Investment Vehicle or to be the beneficiary under the scheme under which the Investment Vehicle holds or manages the Manager’s Equity Stake;

16.1.5	on a Manager’s divorce (except where proof is provided to the satisfaction of the Co-Investment Committee that the divorce does not impact the control, economic ownership and transferability of the Manager’s Equity Stake whereby it is acknowledged that this is the case if the German matrimonial law on community of surplus (Zugewinngemeinschaft) or separation of property (Gütertrennung) or equivalent provisions in other jurisdictions apply); and

16.1.6	material breach or entry into agreements or arrangements which (if implemented) could reasonably be expected to lead to a material breach of the transfer restrictions under Clause 11, breach of his transfer obligations under Clauses 13 and 14, breach of his cooperation obligations under Clause 15 and this Clause 16 or breach of confidentiality obligations under Clause 19.2 (unless, but then only to the extent, the Manager is obliged and/or entitled to disclose such information to third parties under his service agreement), or the equivalent provisions to any of the foregoing in the partnership agreement of Management KG or a non-compete agreement (unless such breach is cured within 4 weeks of its creation).

16.2	The price payable under the Default Call Option shall be the Cost of Investment plus accrued interest of 3% per annum up to the date of the trigger event plus interest accrued on the PECs B up to the date of the Trigger Event (the “Call Price”) unless the circumstances triggering the Default Call Option also trigger a Bad Leaver Call Option, in which case the Call Price shall be the lower of the Market Value or the Cost of Investment plus accrued interest of 3% per annum. Interest shall accrue on the Call Price from the date of the Trigger Event at a rate of 3% p.a. until the date of payment.

16.3	Clauses 14.3 and 15.4 shall apply mutatis mutandis to this Clause 16.

17.	EXIT; LIQUIDATION EVENT

17.1	It is the intention of the Institutional Investors and the Managers to achieve an optimised Exit at a time selected by the CVC Funds and that the Exit should entitle Management KG to realise its investment in Elster Group at the same time as the Institutional Shareholders achieve an Exit from Elster Holdings. To this end, Elster Holdings shall, so far as legally permissible and, subject to compliance with confidentiality restrictions, keep the other Elster Group Shareholders and the Investing Managers reasonably informed of any reasonably advanced discussion relating to an Exit. Each of the other Parties shall take such action and give such co-operation and assistance as Elster Holdings may reasonably request in this context, which (in the case of the Investing Managers) shall include, without limitation, facilitating the changes of legal form and other steps comprised in the PEC Restructuring, the preparation of an information memorandum or prospectus and the giving of presentations to potential purchasers, investors, underwriters, financiers and their respective advisers, with a view to facilitating such Exit.

17.2	The Elster Group Shareholders agree that in the event of an Exit:
17.2.1	Each of them shall give usual warranties as to title to their Shares, PECs or other securities or instruments being sold by them as the case may be, subject to such negotiated limitations and caps and disclosure principles as may be agreed at the time;

17.2.2	the shareholders of Elster Group (other than Elster Holdings) shall only give further warranties and indemnities to the extent they are negotiated by them in accordance with market-practice at the time of the Exit and subject as aforesaid;

17.2.3	Management KG and the Investing Managers will agree such restrictions on the transfer of their interests in Management KG, their Elster Group Shares and other securities or instruments being sold by them or by any other person which is subject to a Listing for such reasonable period after the Listing as may be negotiated by the CVC Funds with the lead underwriter(s) in accordance with market practice at the time. It is the joint understanding of the Parties hereof, that the lock-up periods for Management KG and the Investing Managers shall not be longer than the lock-up periods to which the other shareholders will be subjected, unless and to the extent that longer lock-up periods for Management KG and the Investing Managers are reasonably requested by the lead underwriter(s) for such Listing subject to market practice at the time of the Listing; and
17.2.4	on a Sale, Management KG (or the Managers themselves) will consider a request by the proposed purchaser to reinvest a portion of the (net) proceeds they would receive from the Sale at its (or their) sole discretion.
17.3	For the avoidance of doubt and subject to any restrictions agreed in connection with a re-investment (Clause 17.2.4), after the expiry of any lock-up periods entered into under or in connection with Clause 17.2.3, Management KG and the Investing Managers are free to dispose over their Shares or the respective Managers’ Equity Stake.

17.4	In the event of any liquidation or winding up of Elster Group, the Parties hereby agree that to the extent legally permissible, it is intended that the proceeds of liquidation be applied to instruments issued by Elster Group as follows:
17.4.1	firstly, all debt instruments (other than PECs) shall be fully repaid in that order and pari passu between the holders of a particular instrument, including in each case all accrued but unpaid interest,

17.4.2	secondly, all outstanding PECs (including those held by Management KG after the PEC Restructuring, but as between the PECs by reflecting any priority set out in the terms thereof) and pari passu with such PECs all Elster Group Shares or other securities and any share premium issued or created by contribution or payment to capital reserves (“PEC Equity Contributions”) made by an Elster Group Shareholder in connection with the PEC Restructuring shall be returned to that Elster Group Shareholder (or its successor in title),

17.4.3	thirdly, any other securities issued and any share premium or payment to capital reserves made by an Elster Group Shareholder in respect of an Elster Group Share (other than any PEC Equity Contribution) shall be returned to that Elster Group Shareholder (or its successor in title),

17.4.4	finally the remaining liquidation proceeds shall be distributed among the Elster Group Shareholders holding Elster Group Shares pro rata to their holdings of such Elster Group Shares (excluding, for the avoidance of doubt, any Elster Group Share created in connection with the PEC Restructuring and repaid under Clause 17.4.2), provided that to the extent the proceeds do not suffice for all payments due under

Clauses 17.4.1 or 17.4.3 they shall be paid to the relevant persons entitled thereto pro rata to their entitlements under that Clause.

17.5	The preceding liquidation rights shall also apply mutatis mutandis to the extent legally permissible in the event of a sale of all or substantially all of the assets of Elster Group (or Elster Group and its subsidiaries taken as a whole), a merger, consolidation or takeover of Elster Group, or a (partial) IPO of Elster Group or a vehicle created for those purposes, provided that the Board of Managers may resolve to the extent permitted by law to repay all or some of the PECs in priority to any other instrument and on such terms as they may resolve, provided always that any repayment of the PECs shall be made to all holders of PECs pari passu to their holdings.

17.6	In no event shall dividends be payable to Elster Group Shareholders without the consent of the shareholders general meeting of Elster Group with a simple majority of the votes capable of being cast.

17.7	For the avoidance of doubt, it is the Parties intention that, as far as reasonably practicable at the time, proceeds received by Managers following an Exit (or partial Exit) ought to be subject to capital gains treatment.

17.8	In case the Institutional Investors intend to trigger an Exit at the level of Elster Holdings or on any other level than the level of Company, Elster Holdings shall be obliged to ensure and procure that Management KG and the Investing Managers shall have the right to swap their then shareholding in the Company for shares of Elster Holdings or that subsidiary of Elster Holdings at which level the Exit is to occur, unless such swap materially disadvantages the tax position of the Institutional Investors, in which case the Institutional Investors shall use best endeavours to find an alternative structure taking due account of the interests of all parties involved or otherwise to achieve an Exit for the Investing Managers in each case on substantially the same terms and conditions as if the Exit took place at the level of the Company in which case the provisions of this Agreement shall be construed and deemed to apply to those other shares.

17.9	For the avoidance of doubt, Clause 13 shall apply mutatis mutandis in case of a Listing.

17.10	The Parties acknowledge that the change of Elster Group into another legal form and, if applicable, the subsequent conversion of all or any of the PEC Equity Contribution will have to take place in advance of a Listing (a “Pre-Listing Equity Conversion”). The Parties also acknowledge that any Pre-Listing Equity Conversion will take place based on an estimated market value per share which may not be the actual price per share achieved in the initial Listing (the “Listing Price”). Therefore, in order to put Elster Holdings and Management KG in the economic position in which they would have been had the Pre-Listing Equity

Conversion been implemented on the basis of the Listing Price, Elster Holdings and Management KG agree and undertake to sell and transfer Elster Group Shares (the “Balancing Options”) as follows:
17.10.1	if, during the Pre-Listing Equity Conversion, more new Elster Group Shares are issued to Elster Holdings than would have been issued to it had the Pre-Listing Equity Conversion been implemented on the basis of the Listing Price, Elster Holdings shall transfer to Management KG for no consideration such number of new Elster Group Shares as shall result in Management KG and Elster Holdings each owning as nearly as possible such percentage of Elster Group Shares as they would have owned had the Pre-Listing Equity Conversion been implemented on the basis of the Listing Price (provided that fractional amounts of a share shall not be transferred); or

17.10.2	if, during the Pre-Listing Equity Conversion, fewer new Elster Group Shares are issued to Elster Holdings than would have been issued to it had the Pre-Listing Equity Conversion been implemented on the basis of the Listing Price, Management KG shall transfer to Elster Holdings for no consideration such number of new Elster Group Shares as shall result in Management KG and Elster Holdings each owning as nearly as possible such percentage of Elster Group Shares as they would have owned had the Pre-Listing Equity Conversion been implemented on the basis of the Listing Price (provided that fractional amounts of a share shall not be transferred).
The Parties undertake to take, make and accept all such actions and declarations and to execute all such documents as may be reasonably necessary or appropriate to implement any measure referred to under this Clause 17.10 as promptly as is practicable in the context of the Listing.

17.11	The Parties undertake that if after implementation of the Pre-Listing Equity Conversion the proposed Listing does not take place, then they shall make and accept all such actions and declarations and execute all such documents as may be reasonably necessary or appropriate to implement such measures as may be determined by the Board of Managers (acting reasonably) in order to establish an appropriate capital structure for the Company in such circumstances, to reflect the Elster Group Shareholders’ economic interests in the Company prior to the Pre-Listing Equity Conversion.

18.	EXPENSES

18.1	Save as otherwise provided in this Agreement, the Shareholders shall procure that the expenses incurred in connection with the preparation and implementation of this Agreement and the transactions contemplated in it, including legal, consulting and auditing fees and expenses, including any notarial and court or other similar fees, if any, including any value added tax payable thereon, will so far as legally permissible be borne by Elster Group or its subsidiaries.
18.2	The Parties agree and Elster Group confirms that the payment of the expenses, fees and value added tax as set out in Clause 18.1 is in the best interests of Elster Group.

19.	PRESS ANNOUNCEMENTS AND CONFIDENTIALITY

19.1	None of the Parties shall make any press release or public announcement relating to the existence of, or the transactions contemplated in, this Agreement, without the prior written consent of Elster Holdings, unless there is a statutory obligation or an obligation under applicable stock exchange regulations to make a press release or public announcement (in which case the Party required to make the announcement shall use its reasonable endeavours to inform the other Parties in advance of the proposed announcement and to take into account their reasonable requests).

19.2	Each of the Parties undertakes towards each other that it will not, and will use its best efforts to procure that each of its respective Affiliates will not, at any time disclose or use for any purpose any information of a confidential nature concerning the CVC Funds, Elster Holdings, Elster Group, the members of the Acquired Group or their business or affairs, except:
19.2.1	to the extent required by law or any competent authority (including any relevant stock exchange), after consultation with Elster Holdings (to the extent reasonably possible);

19.2.2	to the extent that such information is provided to professional advisors to the Parties under appropriate terms of confidentiality; or

19.2.3	to the extent that such information is at the date of this Agreement, or after the date of this Agreement becomes, public knowledge otherwise than through improper disclosure by any person.
19.3	The obligations under Clause 19.2 shall continue to apply for a period of five years after a Party or an Investing Manager has ceased to be an Elster Holdings Shareholder.

19.4	Nothing in Clause 19.2 shall prevent compliance with any requirements regarding the disclosure of information required under Clauses 9 or 10, the Facilities Agreements or the Intercreditor Deed.

20.	NOTICES

20.1	All notices, requests, claims, demands and other communications under this Agreement shall be delivered by hand to the Parties in person or sent to the addresses set out below by registered letter, postage prepaid and return receipt requested or by telefax as follows:
20.1.1	if to any of the CVC Funds or to Reserve GmbH or GP GmbH:

to:	CVC Capital Partners Limited

Attn:	Jeremy Conway
Email:	jconway@cvceurope.com
Telefax:	+44 207 420 4245
Address:	111 Strand
LondonWC2R 0AG
United Kingdom

with a copy to:	Clifford Chance
Attn:	Christopher Kellett (AZ: 50032150)
Email:	christopher.kellett@cliffordchance.com
Telefax:	+49 69 7199 4000
Address:	Mainzer Landstrasse 46
60325 Frankfurt
Germany

20.1.2	if to Elster Holdings to:

Attn:	Board of Directors
Email:	as notified
Telefax:	as notified
Address:	2-4, Rue Beck
L-1222 Luxembourg

with a copy to:	Clifford Chance
Attn:	Christopher Kellett (AZ: 50032150)
Email:	christopher.kellett@cliffordchance.com
Telefax:	+49 69 7199 4000
Address:	Mainzer Landstrasse 46
60325 Frankfurt
Germany
20.1.3	if to Elster Group to:

Attn:	Board of Managers
Email:	as notified
Telefax:	as notified

Address:	2-4 Rue Beck
L-1222 Luxembourg

with a copy to:	Clifford Chance
Attn:	Christopher Kellett (AZ: 50032150)
Email:	christopher.kellett@cliffordchance.com
Telefax:	+49 69 7199 4000
Address:	Mainzer Landstrasse 46
60325 Frankfurt
Germany
20.1.4	if to Management KG:

Attn:	CEO/CFO of Elster Group
Email:	as notified
Telefax:	as notified
Address:	2-4, Rue Beck
L-1222 Luxembourg

with a copy to:	P+P Pöllath+Partner
Attn:	Dr. Benedikt Hohaus
Email:	benedikt.hohaus@pplaw.com
Telefax:	+49 89 24240-995
Address:	Fünf Höfe
Kardinal-Faulhaber-Straße 10
80333 München
Germany
20.2	Any Party may change its address for the purpose of this Agreement by giving notice of the change to the other Parties pursuant to the provisions of this Clause 20.

20.3	Any notice, demand or other communication sent by mail shall be deemed to have been received by the Party to whom it was sent at the end of the day shown as the day of receipt on the return receipt sent with the same. Any notice, demand or other communication sent by telefax shall be deemed, in the absence of proof to the contrary, to have been received by the Party to whom it was sent on the date of despatch, provided that the report generated by the sender’s telefax machine shows that all pages of such notice, demand or other communication were properly transmitted to the recipient’s telefax number.

21.	MISCELLANEOUS PROVISIONS

21.1	This Agreement shall cease to have effect upon the Exit and shall, subject thereto, cease to bind a Party if and when it ceases to be an Elster Group Shareholder, in both cases subject to the other Parties’ accrued rights and obligations at such time and to provisions which expressly continue to apply (in particular, Clause 19 (Press Announcements and Confidentiality)), none of which shall be affected. Notwithstanding the aforegoing, the Parties to this Agreement shall be obliged to handle the allocation of the proceeds resulting from the Exit(s) in good faith and the liquidation of the Company and Management KG in good faith in accordance with the terms of this Agreement as if it were (to the extent required therefor) still in force.

21.2	The Parties shall at all times use (or refrain from using) their voting and other rights in Elster Holdings and/or Elster Group and shall take all other lawful steps that are within their power to procure that full effect is given to the terms of this Agreement.

21.3	This Agreement, including the provisions of this Clause 21.3, may only be amended or varied by an instrument in writing or, to the extent required by law, in notarial form signed by or and on behalf of all the Parties from time to time. Except as expressly provided herein, any waiver by any party of any condition, or of the breach of any provision, term or covenant contained in this Agreement, in any one or more instances, shall not be deemed to be nor construed as a further or continuing waiver of any such condition, or of the breach of any other provision, term or covenant of this Agreement.

21.4	If any Party is obliged to pay a certain sum of money to another Party pursuant to the provisions of this Agreement and such sum is not paid on the due date of payment, interest shall accrue and be payable from the due date of the payment to the date of payment in full at a rate equal to the Luxembourg statutory rate plus five percent (5%).

21.5	If, at any time, any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions thereof nor the legality, validity or enforceability of such provision under the law of any other jurisdiction shall in any way be affected or impaired thereby. In such case, the parties shall use their best efforts to agree upon a valid and enforceable provision which shall be a reasonable substitute for such invalid or unenforceable provision in the light of the purpose of this Agreement and the purpose of the provision held invalid or unenforceable and, upon so agreeing, shall incorporate such substitute provision in this Agreement.

21.6	This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and, subject to the terms and conditions of this Agreement, the respective successors and assigns of the parties. Except as expressly provided herein, no party shall transfer, assign or delegate any of the rights or obligations created under this Agreement.
21.7	This Agreement supersedes all prior negotiations, discussions, communications, understandings and agreements between the parties relating to the subject matter of this Agreement and all prior drafts of this Agreement. Nothing herein is intended to, nor shall it be deemed to, constitute between the Parties a partnership, joint venture or other joint undertaking. Except as provided herein, no Party hereto has, or shall be deemed to have any right or authority to act on behalf of any other party hereto as its agent or otherwise and, in particular, the liability of the Parties shall be several.

21.8	As at the date hereof, there are no agreements or arrangements of any Party with any other Person with respect to Elster Holdings or Elster Group or an investment in either of them on terms which are inconsistent with, or violate, the provisions of this Agreement.

22.	GOVERNING LAW AND JURISDICTION

22.1	This Agreement shall be governed by and construed in accordance with the laws of the Grand Duchy of Luxembourg.

22.2	All disputes arising out of or in connection with this Agreement shall be decided by an arbitration tribunal without recourse to the ordinary courts of law. The arbitration tribunal shall have its seat in Frankfurt. The arbitration tribunal shall consist of three arbitrators. The arbitration proceedings shall be conducted in the English language.
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